EXHIBIT 5.1





                                December 7, 1998


Board of Directors
Tektronix, Inc.
26600 SW Parkway
Wilsonville, OR  97070-1000

          We have acted as counsel for Tektronix, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering Common Shares, no par value, (the "Shares") of the Company, including 1,500,000 additional Shares reserved for issuance under the Stock Incentive Plan of the Company and 4,000,000 Shares reserved for issuance under the 1998 Stock Option Plan. We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

          Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon; and

     2. The Shares reserved for the Stock Incentive Plan and for the 1998 Stock Option Plan have been duly authorized and, when issued in accordance with the Plan and resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       STOEL RIVES LLP